Exhibit 99.1

FOR IMMEDIATE RELEASE

Broadwing Corporation Announces $74.0 Million Private Placement of Common Stock

AUSTIN, TX (March 13, 2006) – Broadwing Corporation (NASDAQ: BWNG) today announced that it has entered into a definitive agreement with certain institutional investors with respect to the private placement of 7,400,000 shares of its common stock at a purchase price of $10.00 per share, for gross proceeds of $74.0 million.

The net proceeds to Broadwing will be approximately $70.1 million. The Company intends to use the net proceeds for general corporate purposes.

The shares of common stock have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent a registration statement or exemption from registration. This notice is issued pursuant to Rule 135c under the Securities Act of 1933 and shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Broadwing and its logo are trademarks and/or service marks of Broadwing Communications, LLC, and/or Broadwing Corporation. All trademarks and service marks not belonging to Broadwing are the property of their respective owners.

Investor Note Regarding Forward-Looking Statements

Statements in this press release regarding Broadwing Corporation and/or Broadwing Communications, LLC (collectively “Broadwing”), that are not statements of historical fact may include forward-looking statements, and statements regarding Broadwing’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Broadwing’s actual results could differ materially from these statements.

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Investor and Media Contact:

Dawn Benchelt

Phone: (312) 895-8507

Investorinformation@broadwing.com